UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2015

Rush Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-20797 (Commission File Number)	74-1733016 (IRS Employer Identification No.)
555 IH-35 South, Suite 500 New Braunfels, Texas (Address of principal executive offices)		78130 (Zip Code)

Registrant’s telephone number, including area code: (830) 626-5200

Not Applicable
______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 30, 2015, Rush Enterprises, Inc. and certain of its subsidiaries (collectively, the “Company”) entered into the Fourth Amendment to Credit Agreement (the “Fourth Amendment”) with the Lenders signatory thereto and GE Capital Commercial Inc., as Administrative Agent for the Lenders. The Fourth Amendment amends the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of January 31, 2012 by and between the Company, the Lenders party thereto, General Electric Capital Corporation, as Administrative Agent and Collateral Agent and GE Capital Markets, Inc., as Sole Lead Arranger and Bookrunner, as amended by the First Amendment to Credit Agreement dated as of March 29, 2012, the Second Amendment to Credit Agreement dated as of December 31, 2012 and the Third Amendment to Credit Agreement dated as of July 11, 2013.

The Fourth Amendment amends the Credit Agreement to increase the Maximum Consolidated Leverage Ratio from 2.50 to 1.00 to 3.50 to 1.00. The Consolidated Leverage Ratio is the ratio of the Company’s total liabilities to its total shareholders’ equity and is determined on the last day of each fiscal quarter.

The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Fourth Amendment, a copy of which is filed as Exhibit 10.01 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2015, David C. Orf retired from his position as Senior Vice President – Fleets and Specialized Equipment. Mr. Orf will continue to serve as an employee of the Company.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.	Description

10.01	Fourth Amendment to Credit Agreement, dated as of June 30, 2015 by and among the Company, the Lenders signatory thereto and GE Capital Commercial Inc., as Administrative Agent for the Lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSH ENTERPRISES, INC.

Dated: July 7, 2015	By: /s/ Derrek Weaver
Derrek Weaver
Senior Vice President, General Counsel and
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.01	Fourth Amendment to Credit Agreement, dated as of June 30, 2015 by and among the Company, the Lenders signatory thereto and GE Capital Commercial Inc., as Administrative Agent for the Lenders